                                                                      Exhibit 5


                                November 7, 1997




NovaCare Employee Services, Inc.
2621 Van Buren Avenue
Norristown, Pennsylvania 19403



Dear Sirs:



     We have acted as counsel for NovaCare Employee Services, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1 (No. 333-35071), as amended (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended, with respect to (i) 4,500,000 shares (the "Firm Shares") of common stock, $.01 par value (the "Common Stock"), of the Company to be issued and sold to a group of underwriters (the "Underwriters") represented by BancAmerica Robertson Stephens and (ii) 675,000 shares (the "Over-Allotment Shares") of Common Stock issuable upon exercise of the Underwriters' over-allotment option, as set forth in the Underwriting Agreement to be entered into between the Company and the Underwriters (the Firm Shares and the Over-Allotment Shares being hereinafter collectively referred to as the "Shares").



     In connection with the Registration Statement, we have examined such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and, when issued and paid for in accordance with resolutions duly adopted by the board of directors of the Company, will be duly and validly issued, fully paid and non-assessable.



     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.



                                Very truly yours,

                                /s/ Haythe & Curley